UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Universal Stainless & Alloy Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

April 19, 2006

Dear Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on Wednesday, May 17, 2006, at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

/s/ Clarence M. McAninch

Clarence M. McAninch

President and Chief Executive Officer

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2006

The Annual Meeting of Stockholders will be held on Wednesday, May 17, 2006 beginning at 10:00 a.m. at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317.

Only holders of the Company’s Common Stock at the close of business on March 28, 2006 will be entitled to vote at the Annual Meeting. A list of persons who were stockholders as of that date and time will be available for examination by any stockholder at the meeting and for the ten days prior to the meeting during regular business hours, at the Company’s executive offices located at 600 Mayer Street, Bridgeville, PA 15017. Stockholders as of the record date may vote in person or by proxy. At the meeting we will:

1.    Elect a Board of Directors; and

2.    Approve an amendment to the Company’s 1996 Employee Stock Purchase Plan to reserve an additional 60,000 shares of common stock for issuance under the plan; and

3.    Ratify the appointment of Schneider Downs & Co., Inc. as independent registered public accountants for 2006; and

4.    Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the three proposals outlined in this proxy statement.

This booklet includes the Universal Stainless & Alloy Products, Inc. proxy statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 2005 Annual Report to Stockholders is also enclosed.

By Order of the Board of Directors,

/s/ Paul A. McGrath

Paul A. McGrath

Vice President of Operations, General Counsel and Secretary

April 19, 2006

Proxy Statement

April 19, 2006

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

600 MAYER STREET

BRIDGEVILLE, PENNSYLVANIA 15017

PROXY STATEMENT

For 2006 Annual Meeting of Stockholders

BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal Stainless” or the “Company”), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 19, 2006. The cost of solicitation of proxies will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of the Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock, and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING PROCEDURES

Who May Vote

Universal Stainless Common Stockholders of record at the close of business on March 28, 2006 are entitled to vote at the Annual Meeting. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a “beneficial owner” of Universal Stainless Common Stock. In order to vote your shares, you must give voting instructions to the “nominee holder” of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the meeting.

We urge you to return the proxy card promptly.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

•	Sending a revised proxy dated later than the earlier proxy; or

•	Voting in person at the Annual Meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 6,417,689 shares of Universal Stainless Common Stock were issued and outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum.

Abstentions are counted in tabulations of the votes cast by stockholders on each proposal (other than with regard to the election of Directors) and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved.

The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the election of Directors.

The approval of an amendment to the 1996 Employee Stock Purchase Plan to reserve an additional 60,000 shares of common stock for issuance under the plan requires the affirmative vote of a majority of the shares of common stock present and voting thereon at the meeting.

The ratification of the appointment of our independent registered public accountants requires the affirmative vote of a majority of the shares of common stock present and voting thereon at the meeting.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential.

PROPOSALS YOU MAY VOTE ON

1.    Election of Directors

There are four nominees for election this year. Detailed information on each nominee is provided under the heading “Nominees for Election as Directors.” All Directors are elected annually and serve a one-year term until the next Annual Meeting, or until their successors are duly elected and qualified. If any Director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original candidate will be cast for the substituted candidate.

The Board of Directors unanimously recommends a vote FOR each of the nominee directors.

2.    Approval of an amendment to the 1996 Employee Stock Purchase Plan to reserve an additional 60,000 shares of common stock for issuance under the plan.

Universal Stainless is asking stockholders to approve an amendment to the 1996 Employee Stock Purchase Plan to add 60,000 additional shares of our common stock to the number of shares we are authorized to issue under the plan. The Board approved this amendment on January 27, 2006, subject to stockholder approval. The plan allows our employees to purchase our common stock at a discount from market price twice each year through payroll deductions. The plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. If the plan is qualified under Section 423, our employees who participate in the plan may enjoy certain tax advantages, as described below. Stockholder approval is required for the plan to be qualified under Section 423.

The description below summarizes the material provisions of the plan. This summary is qualified in its entirety by reference to the full text of the plan, filed as Exhibit 4.1 to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on October 4, 1996.

Administration. The Board’s Compensation Committee administers the plan pursuant to a delegation of authority by the full Board of Directors and is authorized to administer and interpret the plan.

Eligibility. All employees of Universal Stainless are eligible to participate in the plan if they are regularly employed for more than twenty hours a week and for more than five months in a calendar year. As of March 31, 2006, approximately 502 employees were eligible to participate in the plan. Any employee who, immediately after a grant under the plan, owns, or holds outstanding options or other rights to purchase, common stock representing 5% or more of the total combined voting power or value of all classes of common stock of Universal Stainless is not eligible to make purchases under the plan.

Offerings. Universal Stainless will offer common stock for purchase under the plan through a series of successive purchase periods. Each purchase period will have a duration of six months and will begin on July 1 or January 1. Participants will be granted a separate purchase right of each purchase period in which he or she participates on the first business day of the purchase period, with the purchase right being automatically exercised on the last business day of the purchase period.

Number of Shares. As of the date of this proxy statement, there are 8,324 shares remaining of the 90,000 shares previously authorized for issuance under the plan, not including the 60,000 additional shares that would be authorized for issuance under the plan if this proposal is approved. If we receive requests from employees to purchase more than the number of shares available during any offering, we will allocate the available shares on a pro rata basis to subscribing employees.

Purchase Limitations. The maximum number of shares that any participant may purchase during a purchase period is 100 shares, subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change affecting the outstanding common stock of Universal Stainless without receipt of consideration. In addition, no participant may accrue rights to acquire common stock pursuant to any purchase right outstanding under the plan if the accrual, when aggregated with rights to purchase common stock accrued under other purchase rights granted under the plan and similar rights accrued under other employee stock purchase plans of Universal Stainless, would otherwise permit the purchase of more than $25,000 in value of common stock of Universal Stainless for a calendar year.

Purchase Price. A participating employee may purchase the stock at the lesser of (i) 85% of the closing price of a share of common stock on the NASDAQ National Market on the date on which the purchase right is granted or (ii) 85% of the closing price of a share of common stock on the NASDAQ National Market on the date the purchase right is exercised.

Termination of Purchase Rights. If a participant ceases to be an employee or is no longer eligible to participate in the plan, any outstanding purchase rights will terminate immediately upon the termination of employment. If the participant dies or becomes permanently disabled, or if the participant ceases employment by reason of a leave of absence or retirement, then the participant (or the person or persons to whom the rights of a deceased participant are transferred by will or the laws of inheritance) will have the election, exercisable until the last business day of the applicable purchase period to (i) withdraw all the funds credited to the participant’s account at the time of his or her termination of employment or (ii) have the funds held for the purchase of shares on the last business day of that purchase period.

Amendment and Termination. The Board of Directors may at any time terminate or amend the plan. However, the Board may not terminate or amend the plan if doing so would adversely affect purchase rights then outstanding. The Board of Directors may not amend the plan without the approval of the stockholders of

Universal Stainless to (i) increase the number of shares available under the plan or the maximum number of shares that any one participant may purchase under the plan during a single purchase period; (ii) alter the purchase price formula so as to reduce the purchase price specified in the plan; (iii) otherwise materially increase the benefits accruing to participants under the plan; or (iv) materially modify the requirements for eligibility to participate in the plan.

Merger or Consolidation. In the event that Universal Stainless merges or consolidates with another company or disposes of all or substantially all of its assets, outstanding purchase rights under the plan will automatically be exercised immediately before the effective date of such a transaction.

Your Board unanimously recommends a vote FOR approval of an amendment to the 1996 Employee Stock Purchase Plan to reserve an additional 60,000 shares of common stock for issuance under the plan.

3.    Ratification of the Appointment of Schneider Downs & Co., Inc. as Independent Registered Public Accountants

The Audit Committee has appointed Schneider Downs & Co., Inc. (“SD”) as our independent registered public accountants for 2006. The Board has directed that the selection of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. SD has served as our independent registered public accountants since September 5, 2003.

Stockholder ratification of the selection of SD as Universal Stainless’ independent registered public accountants is not required by Universal Stainless’ By-laws or otherwise. However, the Board of Directors is submitting the selection of SD to the stockholders for ratification as a matter of what it considers to be best practices in corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will retain discretion as to whether or not to retain SD. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Universal Stainless and its stockholders.

Your Board unanimously recommends a vote FOR the ratification of Schneider Downs & Co., Inc.’s appointment as independent registered public accountants for 2006.

NOMINEES FOR ELECTION AS DIRECTORS

Clarence M. McAninch, 70, has been President and Chief Executive Officer and a Director of Universal Stainless since July 1994. Mr. McAninch served as Vice President, Sales and Marketing, of the Stainless and Alloy Products Division of Armco Inc. from 1992 to 1994.

Douglas M. Dunn, 63, has been a Director of Universal Stainless since May 1997. Mr. Dunn is the managing partner of Dunn Associates, a partnership owning and managing real estate investments. Mr. Dunn was Dean of the Graduate School of Industrial Administration (now the Tepper School of Business), Carnegie Mellon University, from July 1996 to June 2002. From November 1999 until February 2006, Mr. Dunn served on the board of Solutions Consulting LLC, a wholly owned subsidiary of Perot Systems Corporation. From January 2000 until November 2005, Mr. Dunn served on the board of VocalTec Communications Ltd., a global provider of carrier-class multimedia and voice-over-IP solutions for communication service providers. Mr. Dunn has served on other boards of companies and organizations in such fields as technology and consulting.

George F. Keane, 76, has been a Director of Universal Stainless since October 1994. Mr. Keane was the Chief Executive Officer of the Common Fund from 1971-1993 and the President of Endowment Advisers, Inc., since 1988. From 1993 to 1996, Mr. Keane served as President Emeritus and Senior Investment Advisor of both the Common Fund and Endowment Advisers, Inc. Mr. Keane also has served as Chairman of the Nicholas-Applegate Investment Trust since August 2004 and as a Trustee since January 1993. Mr. Keane currently serves on several other boards, including as a Director of Longview Energy Co. since December 2000 and Private Power Inc. since March 2001.

Udi Toledano, 55, has been a Director of Universal Stainless since July 1994. Mr. Toledano has been the President of Millennium 3 Capital, Inc. a private investment company, since December 1999, and, since January 2000, he has managed Millennium 3 Opportunity Fund, a venture capital fund. Since April 2005, Mr. Toledano has been President and a Director of Key Hospitality Acquisition Corporation, a public company formed to effect a merger, acquisition or other business combination in the hospitality industry. Mr. Toledano has served on boards of both public and private companies in various fields, including technology, software and healthcare.

Unless individual stockholders specify otherwise, each returned

Proxy will be voted “FOR” the election to the Board of Directors of Universal Stainless of each of the four nominees named above.

THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held four meetings during the 2005 fiscal year. During the 2005 fiscal year, the Audit Committee held five meetings, the Compensation Committee held four meetings and the Nominating and Governance Committee held one meeting. Each director attended at least 75% of the aggregate meetings of the Board of Directors and Committees of which he was a member. The Company expects that the Directors will attend annual stockholders meetings, and all Directors attended our annual stockholders meeting last year.

Committees of the Board of Directors

The standing Committees of the Board of Directors are the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board has determined that each member of each of these committees meets the independence standards under applicable Nasdaq listing standards.

The Audit Committee currently consists of Mr. Keane as Chairman and Messrs. Dunn and Toledano. The Audit Committee reviews the scope and timing of services of Universal Stainless’ independent registered public accountants. The Audit Committee reports on Universal Stainless’ financial statements following completion of the independent registered public accountants’ audit, and Universal Stainless’ policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee appoints the independent registered public accountants for the ensuing year. In addition, the Chairman conducted reviews of the financial reports with management of the Company and the independent registered public accountants. The Board of Directors has adopted a written charter for the Audit Committee.

The Compensation Committee currently consists of Mr. Dunn as Chairman, and Messrs. Toledano and Keane. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, reviews general policy matters relating to compensation and benefits of employees of Universal Stainless, and administers Universal Stainless’ Stock Incentive Plan.

The Nominating and Governance Committee currently consists of Mr. Toledano as Chairman, and Messrs. Dunn and Keane. The Nominating and Governance Committee recommends candidates to be nominated by the Board of Directors for election by the stockholders to serve on the Board of Directors and creates and maintains the overall corporate governance policies for the Company. A current copy of the charter of the Nominating and Governance Committee is available on the Company’s website at www.univstainless.com.

The Nominating and Governance Committee will consider candidates proposed by the stockholders of the Company, taking into consideration the needs of the Board of Directors and the candidate’s qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a stockholder. To have a candidate considered by the Nominating and Governance Committee and the Board of Directors, a stockholder must submit the recommendation in writing to the Company’s Secretary at the address given on the first page of this proxy statement and must include the following information with the recommendation:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a list of his or her qualifications;

•	A description of any relationship that could affect such person’s qualification as an independent director;

•	A confirmation of such person’s willingness to serve as a director if selected by the Nominating Committee and nominated by the Board of Directors;

•	The name of the stockholder submitting the name of the proposed candidate; and

•	Any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Company’s proxy statement if such person were a nominee.

The stockholder recommendation and information described above must be received by the Company’s Secretary not less than 120 days in advance of the anniversary date of the release of the proxy statement for the most recent annual meeting of stockholders in order to allow for timely consideration.

Director Compensation

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as Directors. Universal Stainless compensates its non-employee Directors at the rate of $20,000 per year, plus $2,500 for each regular quarterly meeting of the Board of Directors attended. In addition, Universal Stainless reimburses Directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and Committee meetings.

The members of the Board of Directors of Universal Stainless who also serve as members of the Audit Committee or Compensation Committee will receive $1,000 for each regularly scheduled Audit Committee or Compensation Committee meeting attended. Two regularly scheduled Audit Committee meetings will be held in the first quarter of the year and one meeting will be held in each of the remaining quarters of the year. Four regularly scheduled Compensation Committee meetings will be held during the year.

Certain members of the Board of Directors of Universal Stainless are also eligible for the grant of options under the Stock Incentive Plan. Eligible Directors are Directors who are not employees of Universal Stainless and do not own in excess of 5% of outstanding Common Stock. Eligible Directors are granted options to purchase 10,000 shares per year of Common Stock in 2,500 increments. The options will be granted on May 31, August 31, November 30 and February 28 of each year. The per share exercise price will be equal to the fair market value of a share of Common Stock on the date the option is granted. Options granted to Eligible Directors will vest in three installments beginning on the first anniversary of the grant date at which time 33% of the options will vest and on the second anniversary date of the original grant date, at which time an additional 33% of the options will vest, and the remainder of the options will vest on the third anniversary of the original grant. Options granted to Eligible Directors will expire 10 years from the option grant date. All of the current Directors who are not employees of Universal Stainless are Eligible Directors.

If a non-employee Director ceases to serve as a Director of Universal Stainless, the options that have been previously granted to that Director and are vested as of the date of such cessation may be exercised, during the full term of the options, by the Director after the date that the Director ceases to be a Director of Universal Stainless. If a non-employee Director dies while a Director of Universal Stainless, the options that have been previously granted to that Director and that are vested as of the date of his or her death may be exercised by the administrator of the Director’s estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. In no event, however, may any option be exercised after the expiration date of such option. Mr. Keane has received grants of options to purchase 160,000 shares of Common Stock of Universal Stainless since December 1994, of which he has exercised his option to purchase 126,600 shares of stock. Messrs. Dunn and Toledano have each received grants of options to purchase 100,000 shares of Common Stock of Universal Stainless since May 1997.

Stockholder Communications with Directors

The Board of Directors has approved a process for stockholders to communicate with its members. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board of Directors as a whole, to a particular director, to the non-employee directors as a group or any other group of directors or committee of the Board, in care of Paul A. McGrath, Secretary, Universal Stainless & Alloy Products, Inc. at the address given on the first page of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock of Universal Stainless, as of March 28, 2006, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless, and (iv) all Directors and executive officers as a group. As of March 28, 2006 there were 6,417,689 shares of Common Stock issued and outstanding.

	BENEFICIAL OWNERSHIP (1)
Name	Number of Shares	Percent of Total
Mohnish Pabrai (2)	628,670	9.8%
Pennant Capital Management, LLC (3)	623,190	9.7%
Wellington Management Company, LLP (4)	597,593	9.3%
Babson Capital Management LLC (5)	448,504	7.0%
Springhouse Capital, LP (6)	447,094	7.0%
Wells Fargo & Company (7)	444,804	6.9%
Dimensional Fund Advisors Inc. (8)	440,633	6.9%
Tamarack Enterprise Fund (9)	428,804	6.7%
Luxor Management LLC (10)	373,469	5.8%
Kennedy Capital Management, Inc. (11)	343,095	5.3%
Clarence M. McAninch (12)(13)	266,800	4.2%
Douglas M. Dunn (12)(14)	82,400	1.3%
George F. Keane (12)(14)(15)	23,800	*
Udi Toledano (12)(14)(16)	170,628	2.6%
Dudley Merchant (12)(13)(17)	3,500	*
Paul A. McGrath (12)(13)	41,150	*
Richard M. Ubinger (12)(13)	43,150	*
All Executive Officers and Directors as a Group (7 Persons)	631,428	9.8%

*	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Address is: 114 Pacifica Suite 240 Irvine, CA 92618-3321. The information provided is based solely on an Amended Schedule 13G as filed by Mohnish Pabrai et al., dated February 14, 2006.

(3)	Address is: 40 Main Street, Chatham, NY 07928. The information provided is based solely on an Amended Schedule 13G as filed by Pennant Capital Management, LLC, dated February 14, 2006.

(4)	Address is 75 State Street, Boston, MA 02109. The information provided is based solely on a Schedule 13G as filed by Wellington Management Company, LLP, dated February 14, 2006.

(5)	Address is: 470 Atlantic Ave. Boston, MA 02210-2208. The information provided is based solely on an Amended Schedule 13G as filed by Babson Capital Management LLC, dated February 7, 2006.

(6)	Address is: 520 Madison Avenue, 35th Floor, New York, NY 10022. The information provided is based solely on an Amended Schedule 13G as filed by Springhouse Capital, LP et. al., dated February 10, 2006.

(7)	Address is: 420 Montgomery Street, San Francisco, CA 94104. The information provided is based solely on an Amended Schedule 13G as filed by Wells Fargo & Company et. al., dated February 13, 2006.

(8)	Address is: 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The information provided is based solely on an Amended Schedule 13G as filed by Dimensional Fund Advisors Inc., dated February 1, 2006.

(9)	Address is: 100 Fifth Street, Suite 2300, Minneapolis, MN 55402. The information provided is based solely on a Schedule 13G as filed by Tamarack Enterprise Fund, dated January 25, 2006.

(10)	Address is: 767 Fifth Avenue, 19th Floor, New York, NY 10153. The information provided is based solely on an Amended Schedule 13G as filed by Luxor Group, LP et. al., dated February 14, 2006.

(11)	Address is 10829 Olive Blvd., St. Louis, MO 63141. The information provided is based solely on a Schedule 13G as filed by Kennedy Capital Management, Inc. dated February 14, 2006.

(12)	Address is: c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, PA 15017.

(13)	Includes options to purchase 65,000, 39,250, 5,000 and 41,250 of Common Stock for Messrs. McAninch, McGrath, Merchant and Ubinger, respectively, that have vested or will vest within 60 days of the date of this proxy under options granted pursuant to Universal Stainless’ Stock Incentive Plan.

(14)	Includes options to purchase 82,400, 15,800 and 82,400 shares of common stock for Messrs. Dunn, Keane and Toledano, respectively, that have vested or will vest within 60 days of the date of this proxy pursuant to Universal Stainless’ Stock Incentive Plan described under the caption “The Board of Directors—Director Compensation”.

(15)	Shares of Common Stock are owned by the Keane Family Trust, a living trust, of which Mr. Keane and his wife are sole trustees, and the survivor of them is the beneficiary.

(16)	Includes shares of Common Stock of Universal Stainless owned by Mr. Toledano’s wife and a certain trust for the benefit of their children with respect to which Mr. Toledano disclaims any beneficial ownership.

(17)	Mr. Merchant resigned his position with the Company on March 8, 2006.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by Universal Stainless and its subsidiaries, to or on behalf of Universal Stainless’ Chief Executive Officer and for each of the other three executive officers of Universal Stainless (hereinafter referred to as the named executive officers) serving in such capacity at the end of the fiscal year ended December 31, 2005:

Summary Compensation Table (1)

		Annual Compensation			Long-term Compensation Awards Securities Underlying Options/SARs (#) (3)	All Other Compensation ($) (4)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (2)
Clarence M. McAninch President and CEO	2005 2004 2003	245,000 235,770 224,231	190,000 165,000 20,000	6,208 7,110	10,000 25,000	2,036 16,232 16,146

Paul A. McGrath Vice President of Operations, General Counsel and Secretary	2005 2004 2003	158,923 152,675 147,116	120,000 100,000 15,000	— — —	5,000 5,000	1,737 1,827 1,891

Dudley J. Merchant Vice President of Sales and Marketing (5)	2005 2004	121,923 110,769	75,000 70,000	— —		2,036 1,789

Richard M. Ubinger Vice President of Finance, Chief Financial Officer and Treasurer	2005 2004 2003	159,307 149,695 144,115	105,000 80,000 15,000	— — —	5,000 5,000	2,036 1,977 1,891

(1)	As to columns omitted in the Summary Compensation Table, the answer is none.

(2)	The amounts represent reimbursement for the payment of taxes for Mr. McAninch related to life insurance in which the beneficiary is his spouse. The dollar value of perquisites paid to any named executive officer does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3)	Represents securities underlying options granted under the Stock Incentive Plan.

(4)	For 2005, represents (i) contributions to the Universal Stainless 401(k) plan of $625 for Messrs. McAninch, Merchant and Ubinger and $475 for Mr. McGrath, (ii) contributions of $1,352 to the Steelworkers Pension Trust for Messrs. McAninch, Merchant, McGrath and Ubinger. For 2004, represents (i) contributions to the Universal Stainless 401(k) plan of $625 for Messrs. McAninch and Ubinger, $550 for Mr. Merchant and $475 for Mr. McGrath, (ii) contributions of $1,352 to the Steelworkers Pension Trust for Messrs. McAninch, McGrath and Ubinger, and $1,239 for Mr. Merchant and (iii) the dollar value of the benefit to Mr. McAninch of life insurance premiums paid by Universal Stainless for term life insurance for Mr. McAninch of $14,255. For 2003, represents (i) contributions to the Universal Stainless 401(k) plan of $625 and $1,266 to the Steelworkers Pension Trust for Messrs. McAninch, McGrath and Ubinger and (ii) the dollar value of the benefit to Mr. McAninch of life insurance premiums paid by Universal Stainless for term life insurance for Mr. McAninch of $14,255.

(5)	Mr. Merchant was hired by the Company as its Vice President of Sales and Marketing in January 2004. Mr. Merchant resigned his position with the Company on March 8, 2006.

Option Grants in Last Fiscal Year

There were no stock options granted to Executive Officers in the year ended December 31, 2005.

Fiscal Year End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At December 31, 2005 Exercisable/ Unexercisable (#)	Value of Unexercised In-the-Money Options at December 31, 2005 (1) Exercisable/ Unexercisable ($)
Clarence M. McAninch	—	—	62,500/7,500	37,500/112
Dudley J. Merchant	5,000	40,000	0/15,000	0/225,000
Paul A. McGrath	14,000	69,150	36,750/6,250	551,250/93,750
Richard M. Ubinger	15,000	81,515	38,750/6,250	581,250/93,750

(1)	Represents the “value” of unexercised options calculated by subtracting the exercise price per share from $15.00, which was the closing price of a share of the Company’s Common Stock as of December 31, 2005, as reported by NASDAQ.

Employment Agreements

On November 15, 1998, Clarence M. McAninch entered into a one-year employment agreement with Universal Stainless for the position of President and Chief Executive Officer. Mr. McAninch’s employment may be automatically extended for one-year periods at Universal Stainless’ option. Mr. McAninch’s employment agreement provides for a base annual salary of $200,000 and a customary benefits package, which may be increased annually at the discretion of the Board of Directors. The employment agreement of Mr. McAninch prohibits him from (i) competing with Universal Stainless for one year following his termination of employment with Universal Stainless and (ii) disclosing confidential information or trade secrets in any unauthorized manner. Universal Stainless has a keyman life insurance policy in effect, of which Universal Stainless is the sole beneficiary, on the life of Mr. McAninch providing $2.0 million in coverage. Mr. McAninch may be eligible for an amount equal to 18 months salary determined at the then-current base annual salary rate upon a change of control of Universal Stainless.

On January 1, 1998, each of Paul A. McGrath and Richard M. Ubinger entered into employment agreements with Universal Stainless for the positions of Director, Employee Relations, General Counsel and Secretary, in the case of Mr. McGrath, and Chief Financial Officer and Treasurer, in the case of Mr. Ubinger. Mr. McGrath’s and Mr. Ubinger’s employment agreements provide for a base annual salary of $95,000 and $113,700, respectively, which may be increased at the discretion of the Board of Directors, the Compensation Committee or the President of Universal Stainless. Mr. McGrath and Mr. Ubinger may be eligible for an amount equal to one year base salary upon a change of control of Universal Stainless.

REPORT ON EXECUTIVE COMPENSATION

Introduction

The Compensation Committee of the Board of Directors (the “Committee”) is composed of Messrs. Dunn (Chairman), Keane and Toledano, all of whom are Directors of Universal Stainless. The Committee is responsible for the establishment and oversight of Universal Stainless’ executive compensation programs, including compensation and benefits for the President and Chief Executive Officer (Mr. McAninch) and stock options to be granted to officers of Universal Stainless. The following report of the Committee discusses generally Universal Stainless’ executive compensation objectives and policies and their relationship to Universal Stainless’ performance in 2005. The Compensation Committee held four meetings during 2005.

Executive Compensation Philosophy and Objectives

Universal Stainless’ executive compensation programs are designed to attract, retain and motivate highly effective executives and to reward sustained corporate and individual performance with an appropriate base annual salary and incentive compensation. Universal Stainless seeks to increase management ownership of Universal Stainless and to link executive compensation with stockholder value, achievement of business objectives and corporate profitability. Each year, the Committee conducts a review of Universal Stainless’ executive compensation programs for appropriateness and competitiveness.

Universal Stainless’ compensation philosophy is to compensate its executive officers at market-competitive levels for achieving planned performance. Market comparisons include general industry norms, metals companies, and a select group of capital-intensive companies that are approximately the same size as Universal Stainless. More emphasis is placed on general industry than the steel industry norms. The comparative market group is a representative sample of organizations used in the performance graph below, but is not identical due to limitations on available data.

Compensation Program Components

Consistent with Universal Stainless’ executive compensation objectives, Universal Stainless’ compensation for its senior management, including Clarence M. McAninch, Universal Stainless’ Chief Executive Officer, consists of three components: an annual base salary, an annual incentive award and long-term incentive awards. During the year ended December 31, 2005, and currently, Universal Stainless’ compensation of its senior executives consisted of base salaries, cash bonuses tied to executive performance, position level and/or continuing employment, and ownership of Universal Stainless’ Common Stock. Universal Stainless encourages stock ownership to create in management a true ownership point of view and further to align executive and stockholder interests. Executives have received, or are currently eligible to receive, stock option awards based on their individual performances.

Annual Base Salary.    Base salaries for executive officers are determined with reference to a salary range for each position. Salary ranges are determined by evaluating a particular employee’s position and comparing it with what are believed to be representative prevailing norms for similar positions in similarly sized companies. Within this salary range, an executive’s initial salary level is determined largely through Committee judgment, based on the experience of its members. Salaries are set at a level to attract, retain and motivate superior executives. The Committee determines annual salary adjustments based on Universal Stainless’ performance, the individual executive’s contribution to that performance, prevailing industry norms and the executive’s knowledge and experience. Other than Messrs. McAninch, Ubinger, Merchant, and McGrath, there are no executive officers of Universal Stainless.

Annual Incentive Awards.    The executive officers are eligible to receive an annual bonus that is intended to provide additional compensation for significant and outstanding achievement during the past year. Messrs. McAninch, McGrath, Merchant and Ubinger may be eligible for a performance-based annual bonus, in each case up to a maximum amount that equals the executive’s base annual salary.

Long-term Incentive Awards.    Long-term incentive compensation is provided by the grant of options to purchase shares of Common Stock of Universal Stainless under the Stock Incentive Plan. In considering the awards, the Committee takes into account such factors as prevailing norms for the ratio of options outstanding to total shares outstanding, the effect on maximizing long-term stockholder value, and vesting and expiration dates of each executive’s outstanding options.

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) limits the annual deduction that a publicly-held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive. The Compensation Committee has determined that it is unlikely that it would require Universal Stainless to pay any amounts in 2006 that would result in the loss of a federal income tax deduction under Section 162(m) of the Code, and accordingly, has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax law provision.

The Compensation Committee

Douglas M. Dunn (Chairman)

George F. Keane

Udi Toledano

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

See “The Board of Directors—Committees of the Board of Directors” for a discussion of the composition of the Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (“the Committee”) is composed of three members, each of whom have been determined by the Board of Directors to be independent, as defined under applicable Nasdaq listing standards as currently in effect. The Board of Directors has further determined that Mr. George Keane, a member of the Committee is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Committee appoints the Company’s independent registered public accountants. The Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal control and external audit processes.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380).

The Committee also has received the written disclosures and the letter from SD, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with that firm its independence from the Company.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Company’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Audit Committee

George F. Keane (Chairman)

Douglas M. Dunn

Udi Toledano

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed SD as independent registered public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2005. Representatives of SD are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table presents fees and other expenses for professional audit services rendered by SD for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees and other expenses for other services rendered by SD during those periods:

	2005	2004
Audit fees	$118,700	$113,600
Audit-related fees	15,800	15,000
Tax fees	21,600	16,400
All other fees	0	0

Total	$156,100	$145,000

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and consent in connection with filing of Form S-8 pertaining to the stock option plan.

Audit-Related Fees

Audit-related services include fees for benefit plan audits and consultation on accounting standards or transactions.

Tax Fees

Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees

The Company did not engage its independent registered public accountants for any other services.

The Audit Committee considered whether the provision of all services described above was compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2005 and 2004 were compatible with maintaining the auditor’s independence. All services described above were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor and pre-approved all of the audit and non-audit services provided by SD in 2004 and 2005. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

PERFORMANCE MEASUREMENT COMPARISON*

Rules and regulations of the SEC require the presentation of a line graph comparing from December 31, 2000 through December 31, 2005 the yearly percentage change in Universal Stainless’ cumulative stockholder return to (i) the cumulative total return of a broad market equity index and (ii) the cumulative return of either a published industry index or a self-constructed group of peer issuers that Universal Stainless believes is relevant to a comparative understanding of its performance.

The peer group selected by Universal Stainless includes the following companies: Allegheny Technologies Incorporated, Carpenter Technology Corp. and The Timken Company (collectively, the “Peer Group”).

The Peer Group consists of a number of publicly-traded companies that have some similarity to Universal Stainless. In particular, the Peer Group companies are all involved in the distribution and/or manufacture of specialty metal products in the United States, and each Peer Group company has a division or unit that competes with Universal Stainless. The operating results of members of the Peer Group are generally readily available to the public. The graph assumes that $100.00 was invested on December 31, 2000 and that all dividends were reinvested.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

AMONG UNIVERSAL STAINLESS

NASDAQ MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 2000

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2005

*	The material in this graph is not “solicitation material”, is not deemed filed with the SEC, and is not incorporated by reference in any filing of Universal Stainless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing. The information in the graph has been provided by CoreData, Inc..

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Universal Stainless	100.00	112.54	82.03	146.44	201.38	203.39
Peer Group	100.00	102.74	70.46	111.48	178.60	250.92
NASDAQ Market Index	100.00	79.71	55.60	83.60	90.63	92.62

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain officers of Universal Stainless and its Directors, and persons who beneficially own more than 10% of any registered class of Universal Stainless’ equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, the NASDAQ National Stock Market and Universal Stainless.

Based solely upon Universal Stainless’ review of the reports and representations provided to it by persons required to file reports under Section 16(a), Universal Stainless believes that during 2005, all of the Section 16(a) filing requirements applicable to Universal Stainless’ reporting officers, directors and greater than 10% beneficial owners were properly and timely satisfied.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the SEC, proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must be received no later than December 20, 2006 for inclusion in the proxy statement and proxy card for that meeting. If a stockholder intends to present a proposal at the 2007 Annual Meeting, other than through inclusion of such proposal in Universal Stainless’ proxy materials for that meeting, the stockholder must deliver to the Secretary of Universal Stainless at its principal executive office written notice of such proposal no later than March 5, 2007. If Universal Stainless does not receive notice by the required date and such proposal is presented at the 2007 Annual Meeting, management proxies may use their discretionary voting authority with respect to such proposal.

OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,

/s/ Paul A. McGrath

Paul A. McGrath

Vice President Operations, General Counsel and Secretary

Bridgeville, Pennsylvania

April 19, 2006

PROXY     UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.    PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 17, 2006

The undersigned hereby appoints Clarence M. McAninch and Douglas M. Dunn, and each of them, with full power of substitution, proxies to vote all shares of Common Stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317, on May 17, 2006, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING:

1.	Election of the following nominees as Directors: Douglas M. Dunn, George F. Keane, Clarence M. McAninch and Udi Toledano.

For all nominees	Withhold for all nominees	Withhold for the following only: (Write the names of the nominee(s) in the space below)
☐	☐
2.	Approval of an Amendment to the 1996 Employee Stock Purchase Plan to reserve an additional 60,000 shares of common stock for issuance under the Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Ratification of the Appointment of Schneider Downs & Co., Inc. as Independent Registered Public Accountants for 2006.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

3.	OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

Date                                                                          , 2006

Signature (title, if any)

Signature (if held jointly)

The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the named nominees and approval of the proposals set forth in the Notice of the Annual Meeting of Stockholders.